Exhibit 5.1

O

O’MELVENY & MYERS LLP

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OUR FILE NUMBER
0674940-00007

September 16, 2003

Pliant Corporation

1475 Woodfield Road, Suite 700

Schaumburg, Illinois 60173

Re: Registration of Securities of Pliant Corporation

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (File No. 333-107843), as amended on the date hereof (the “Registration Statement”), of Pliant Corporation, a Utah corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange up to $250,000,000 principal amount of the Company’s 11 1/8% Senior Secured Notes due 2009 that have been registered under the Securities Act of 1933 (the “New Notes”), which New Notes will be guaranteed (the “Guarantees”) by each of the direct and indirect restricted domestic subsidiaries of the Company (collectively, the “Note Guarantors”), for a like principal amount of the Company’s outstanding 11 1/8% Senior Secured Notes due 2009 (the “Old Notes”), which Old Notes have also been guaranteed by each of the Note Guarantors.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and limited liability company records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

With respect to the opinions in paragraphs 1 and 2 below, we have relied solely upon the opinions of (i) Baker & Daniels, as special counsel to Uniplast Midwest, Inc., an Indiana corporation, (ii) Riemer & Braunstein, as special counsel to Pierson Industries, Inc., a Massachusetts corporation, (iii) Edwards & Angell LLP, as special counsel to Turex, Inc., a Rhode Island corporation and (iv) Stoel Rives LLP, as special counsel to each of the Company, Pliant Corporation International, Pliant Film Products of Mexico, Inc., Pliant Solutions Corporation, each a Utah corporation, Pliant Packaging of Canada, LLC, a Utah limited liability company, and Uniplast Holdings, Inc. and Uniplast, U.S., Inc., each a Delaware corporation, in each case, dated the date hereof, a copy of each of which is being filed as an exhibit to the Registration Statement, as to matters of the laws of the states of Indiana, Massachusetts, Rhode Island, Utah and Delaware, respectively, with respect to (x) the Company and the Note Guarantors being duly incorporated or organized, validly existing and in good standing under the laws of their respective state of organization or incorporation, (y) the Company and the Note

O’MELVENY & MYERS LLP

Pliant Corporation

September 16, 2003

Guarantors having the corporate or limited liability company power and authority, as applicable, to execute, deliver and perform their respective obligations under the Indenture (as defined below), the New Notes (in the case of the Company only) and their respective Guarantees (in the case of the Note Guarantors), the Indenture and the New Notes being duly authorized by the Company and the Indenture and the Guarantees being duly authorized by the Note Guarantors and (z) the Indenture being duly executed by the Company and the Note Guarantors, in each case, as set forth in such opinions.

Upon the basis of the foregoing, we are of the opinion that:

1.  When the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture dated as of May 30, 2003 (the “Indenture”), among the Company, the Note Guarantors and Wilmington Trust Company, as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the New Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

2.  When the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantees of the Note Guarantors will be the legally valid and binding obligations of the Note Guarantors, enforceable against the Note Guarantors in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law governed by this opinion is limited to the present federal law of the United States and the present law of the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/    O’Melveny & Myers LLP